EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the "Agreement") dated October 14, 1999 by and between CCPC HOLDING COMPANY, INC. (the Company) and ALEXANDER LEE (the "Executive").

          WHEREAS, in connection with the transaction contemplated in the Agreement and Plan of Merger dated as of August 2, 1999 by and among CCPC Acquisition Corp., the Company's parent, and General Housewares Corp., and a subsidiary of the Company, (the "Merger"), the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

          WHEREAS, Executive desires to accept such employment and enter into such an agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Term of Employment; Executive Representation.
               --------------------------------------------

     a.               Employment Term.  Subject to the provisions of Section 8,
                      ---------------
          Executive shall be employed by the Company for the period commencing on the closing date of the Merger and ending on December 31, 2002 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. Commencing with January 1, 2003, and on each January 1 thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other parry hereto 90 days' prior written notice before the next Extension Date that the Employment Term shall not be so extended, in which case the Employment Term shall end on the December 31 prior to such next Extension Date. For the avoidance of doubt, the term "Employment Term" shall include any extension that becomes applicable pursuant to the preceding sentence.

     b.               Executive Representation.  Executive hereby represents to
                      ------------------------
          the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or by which to his knowledge he is otherwise bound.

2.     Position.
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     a.               During the Employment Term, Executive shall serve as the
          President of OXO International ("OXO"), currently a division of a subsidiary of the Company, and Executive shall be the highest ranking officer within the


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          division and shall principally perform Executive's duties to OXO and its affiliates in the Industry from OXO's offices in the New York metropolitan area, subject to normal and customary travel requirements in the conduct of OXO business. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of Corning Consumer Products Company ("CCPC") (the "Board") consistent with his position as President of a business the size of OXO and shall report directly to the Chairman, Chief Executive Officer or Chief Operating Officer of CCPC (the "CEO") and the Board.

     b. During the Employment Term, Executive will devote Executive's full business time and reasonable best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO or the Board; provided that nothing herein shall preclude Executive
                        --------
          from continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which he currently serves or devoting his free time to other ventures as he sees fit or, subject to the prior approval of the Board, from accepting appointment to any additional directorships or trusteeships, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive's duties hereunder or conflict with Section 9.

3.               Base Salary.  During the Employment Term, the Company shall pay
                 -----------
     Executive a base salary (the "Base Salary") at the initial annual rate of $300,000, payable in regular installments in accordance with the Company's normal payroll practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined after review annually by the Board and after consideration by the Board of the Company's performance and the performance generally of the market in which the Company operates; provided, however, that in no event shall Executive's
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     Base Salary be decreased below $300,000. The Board shall first review
     Executive's Base Salary no later than January 31, 2000.

4.               Bonus.
                 -----

     a.               Signing Bonus.  Within one week following the closing date
                      -------------
          of the Merger, the Company shall pay to Executive a signing bonus in a lump sum amount equal to $200,000; provided, that in the event and to the extent that Executive uses this bonus amount to invest in the Company Stock (as hereinafter defined in Section 5 hereof), Executive shall receive an additional payment equal to the amount payable by Executive in respect of any federal, state and local personal income taxes that Executive pays on such portion of the signing bonus that Executive uses to invest in the equity of the Company at the highest marginal rates. As soon as practicable, the Company intends to establish an equity purchase plan similar to the Company's Management Equity Plan established in the Spring of 1998. In the event such equity plan has not been timely established


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          and Executive has paid taxes on the signing bonus (the "Tax Payment"), upon the establishment of such equity plan and Executive's investment of the amount of the signing bonus (less the amount of the Tax
          Payment) into the Common Stock, the Company shall invest an amount equal to such Tax Payment in the name of and for the benefit of Executive.

     b.               Annual Bonus.  With respect to each full calendar year
                      ------------
          during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount as determined in the sole discretion of the Board; provided, that for calendar year
                                            --------
          1999, Executive's Annual Bonus opportunity shall be equal to 75% of Executive's Base Salary (the "Target Bonus"), which shall be payable based on the same performance criteria as in effect for OXO under its annual incentive as in effect immediately prior to August 3, 1999. In addition, for the calendar year 2000, Executive shall be entitled to participate in the Company's annual incentive plan, and if and to the extent that certain minimum financial performance targets of the Company are achieved (as such targets are established by the Board) (the "Minimum Targets"), Executive's Annual Bonus shall equal the Target Bonus; provided, further, that if and to the extent that the
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          Company's financial performance exceeds the Minimum Targets, Executive may be entitled to receive a higher Annual Bonus, which shall not exceed an amount equal to up to 200% of Executive's Base Salary. The annual incentive plan for calendar year 2000 shall be designed to provide that 25% of Executive's Annual Bonus opportunity shall be based on the Company's achievement of certain corporate objectives and that 75% of Executive's Annual Bonus opportunity shall be based on OXO's achievement of certain corporate objectives, as established by the Board. For calendar year 2001, 50% of Executive's Annual Bonus opportunity shall be based on the Company's achievement of certain corporate objectives and that 50% of Executive's Annual Bonus o be based on OXO's achievement of certain corporate objectives. For calendar years following 2001, the Company shall create and maintain a new annual incentive plan, with performance criteria and bonus formulas to be established annually by the Compensation Committee of the Board, after consultation with Executive and other members of the Company's senior management. Notwithstanding the foregoing, at no time during the Employment Term shall Executive's Annual Bonus opportunity be reduced below the Target Bonus, and such opportunity may be increased at the discretion of the Board, in proportion with any significant increase in Executive's duties and responsibilities.

5.               Equity Arrangements.  As soon as practicable after the date of
                 -------------------
     the Merger, the Company shall provide Executive with the opportunity to invest up to $500,000 in the common stock of the Company (the "Company Stock"). In connection with this investment, Executive shall be granted an option to acquire an additional number of shares of Company Stock, which number of shares shall be based in part on the total dollar amount of Executive's investment. This option shall vest 20% per year over a five year period. As soon as practicable after the date of the Merger, the Company shall enter into certain agreements with Executive, such as a stockholder's agreement and an option agreement that shall govern Executive's acquisition and holding of the Company Stock.


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6.               Employee Benefits.  Upon the commencement of the Employment
                 -----------------
     Term and continuing through calendar years 1999 and 2000, so long as Executive shall remain employed by the Company, Executive shall be provided health insurance, life insurance and short term and long term disability insurance, retirement benefits and fringe benefits as set forth on Schedule A (collectively "Employee Benefits") no less favorable than Executive was provided immediately prior to the date of the Merger. Immediately upon the commencement of the Employment Term, Executive's years of service with General Housewares Corporation shall be recognized generally for purposes of eligibility and vesting and, with respect to any defined benefit pension plan, also for purposes of benefit accrual under the benefit plans by which the Company shall provide such Employee Benefits. After December 31, 2000 and through the remainder of the Employment Term, Executive shall be provided such Employee Benefits as shall be generally made available to other senior executives of the Company, in accordance with the terms of the employee benefit plans as shall be implemented by the Company beginning in 2001.

7.               Business Expenses and Perquisites.
                 ---------------------------------

     a.               Expenses.  During the Employment Term, reasonable business
                      --------
          expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

     b.               Perquisites.  Upon the commencement of the Employment Term
                      -----------
          and continuing through calendar years 1999 and 2000, Executive shall be provided with perquisites (including the lease, maintenance, insurance, and gas expenses of an automobile, annual membership dues at a country club of Executive's choice, and executive medical benefits) no less favorable than those provided to Executive immediately prior to the date of the Merger; provided, however, that
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          after December 31, 2000 and for the remainder of the Employment Term,
          Executive shall be provided such perquisites as shall be generally made available to other senior executives of the Company, in accordance with the terms of the Company's employee benefit plans as shall be implemented by the Company beginning in 2001.

8.               Termination.  Notwithstanding any other provision of this
                 -----------
     Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

     a.               By the Company For Cause or By Executive Resignation
                      ----------------------------------------------------
          Without Good Reason.
          -------------------

          (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive's resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.


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          (ii)          For purposes of this Agreement, "Cause" shall mean (A)
               Executive's continued failure to perform Executive's duties properly assigned to him hereunder (other than as a result of Executive's death or Disability), which failure continues beyond thirty (30) days after a written demand for correction of such failure is delivered by the Company to Executive specifying in detail the failures on the part of Executive to perform his duties which constitute a default hereunder, (B) willful misconduct by Executive involving dishonesty or breach of trust in connection with Executive's employment which results in demonstrable injury to the Company, (C) conviction of, or plea of nolo contendere to, a felony; or (D) Executive's material breach of the provisions of Sections 9 or 10 of this Agreement which continues after thirty (30) days written notice by the Company to Executive specifying in detail the nature of the breach; provided, however, that Executive shall not be terminated for
               --------  -------
               Cause under (A), (B) or (D) above unless and until Executive has been given the opportunity to present to the Board his position as to the allegations constituting Cause at a meeting for which Executive has received at least ten (10) days prior written notice of the time, place and purpose.

          (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

               (A)     the Base Salary through the date of termination;

               (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

               (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

               (D) such Employee Benefits, if any, as to which Executive may be entitled through the date of termination under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

          Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     b.               Disability or Death.
                      -------------------

          (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death or if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6)


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               consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

          (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

               (A)     the Accrued Rights; and

               (B) a pro rata portion of the Target Bonus, based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated,

          Following Executives termination of employment due to death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except for Employee Benefits (as in effect on the date of such termination) which by their terms apply upon death or Disability.

     c.               By the Company Without Cause or Resignation by Executive
                      --------------------------------------------------------
          for Good Reason.
          ---------------

          (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

          (ii) For purposes of this Agreement, "Good Reason" shall mean:

               (A) a substantial reduction by the Company of Executive's duties and responsibilities (other than as a result of Executive's death or Disability, or termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason);

               (B) a reduction by the Company of the Base Salary or Annual Bonus opportunity, without Executive's prior written agreement;


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               (C)     a relocation of Executive's primary workplace to a
                       location that is more than 30 miles from Executive's current workplace, as of the date of this Agreement, without Executive's prior written agreement.

               (D) a substantial increase in Executive's duties and responsibilities without the consent of Executive; provided that any such increase resulting from an expansion of the business of OXO (e.g. an expansion from domestic to global operations) shall riot constitute Good Reason;

               (E) a requirement that Executive report to an individual with a lesser position than Chairman, Chief Executive
                       Officer or Chief Operating Officer of CCPC; or

               (F) a material breach of any of the other material provision of this Agreement by the Company.

Notwithstanding the foregoing, none of the events described in this Section 8(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing specifying in detail the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty
(30) days after the Company's receipt of such written notice.

          (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

               (A)     the Accrued Rights;

               (B)     subject to Executive's compliance with the provisions of
                       Section 9 and payment of the then Base Salary and the Target Bonus (including the pro-rata portion of the Target Bonus for any portion of a full year, if applicable) until the earlier of (x) the third anniversary of the date of termination of Executive's employment and (y) any [material] breach (which continues after notice and failure to cure has been provided pursuant to Section 8(a)(ii) hereof) by Executive of the restrictive covenants set forth in Sections 9 and 10 of this Agreement; and

               (C) Employee Benefits until the earlier of (x) the third anniversary of the date of termination of Executive's employment and (y) any breach by a restrictive covenants set forth in Sections 9 and 10 of this Agreement; provided that in the event that Executive obtains employment with a subsequent employer, any Employee Benefits provided hereunder shall become secondary to programs provided by such subsequent employer.


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          The payments provided for in Section 8(c)(iii)(B) shall be paid in accordance with the Company's normal payroll practices. Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     d.                Expiration of Employment Term.
                       -----------------------------

          (i)          Election Not to Extend the Employment Term.  In the event
                       ------------------------------------------
               either party elects not to extend the Employment Term pursuant to
               Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive's Employment Term hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to terminate on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. In the event that the Company has given notice of its election not to extend the Employment Term, (A) Executive's employment shall terminate upon the expiration of the Employment Term; (B) he shall receive, subject to his compliance with the provisions of Sections 9 and 10, continued payment of the that Base Salary and the Target Bonus for a period of one year after such expiration date; and (C) for purposes of Section 9, which shall remain in effect, the "Restricted Period" shall be one year after such expiration date.

Following such termination of Executive's employment hereunder as a result of either party's election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement, and the provisions of Sections 9, 10 and 1 l of this Agreement shall, to the extent applicable, survive any termination of this Agreement.

          (ii)          Continued Employment Beyond the Expiration of the
                        -------------------------------------------------
               Employment Term. Unless the parties otherwise agree in writing,
               ----------------
               continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at-will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall, to the extent applicable, survive any termination of this Agreement.

     e.               Notice of Termination.  Any purported termination of
                      ---------------------
          employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts


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          and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9.               Excess Parachute Excise Tax Payments.
                 ------------------------------------

          (i) (A) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or, distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and income tax imposed in respect of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax in respect of upon the Payments, which shall be used by Executive satisfy such Excise Tax liability.

               (B) Subject to the provisions of section 8(f)(i)(A) hereof, all determinations required to be made under this
                       Section 8, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to a change in control. The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the


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                       Accounting Firm as to the amount of the Gross-Up
                       Payment shall be binding upon the Company and Executive absent a contrary determination by the internal Revenue Service or a court of competent jurisdiction; provided,
                                                                     --------
                       however, that no such determination shall eliminate or
                       -------
                       reduce the Company's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8(f)(i) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

               (C) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by
                       Section 8(f)(i) hereof.

               (D) The federal, state and local income or other tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that


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                       the amount of the Gross-Up Payment should be reduced,
                       Executive shall within five business days pay to the Company the amount of such reduction.

               (E) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 8(f)(i)(B) and
                       (D) hereof (other than the cost of any tax return preparation paid or payable by Executive in connection with the preparation of his income or other tax returns) shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

          (ii) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment," within the meaning of
               Section 280G(b)(1) of the Code, Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (A) give the Company any information reasonably requested by the Company relating to such claim; (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (C) cooperate with the Company in good faith in order to effectively contest such claim; and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay
                      --------  -------
               directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Failure of Executive to notify Company within ten (10) business days as set forth above shall not operate to deprive Executive of the indemnification hereunder except to the extent of the actual prejudice suffered by Company as a result of such failure.


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          (iii)          The Company shall control all proceedings taken in
               connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that
                                                       --------  -------
               if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided,
                                                                --------
               further, that if Executive is required to extend the statute of
               -------
               limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code and Executive shay be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive's consent if such position or resolution could reasonably be expected to adversely affect Executive (including any other tax position of the Executive unrelated to matters covered hereby).

          (iv) If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Excise Tax claim, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

10.               Non-Competition.
                  ---------------

     a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows

          (i) During the Employment Term and the Restricted Period (as hereinafter defined), the Executive shall not, without the Company's express written consent, directly or indirectly, (A) engage in any business that is in the Industry (as hereinafter defined), (B) enter the employ of, or render any services to, any person engaged in any business that is in the Industry, (C) except as otherwise provided in Section 9(a)(ii), below, acquire a financial interest in or otherwise become actively involved in such business with, any person engaged in any business that is in the

               Industry, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant (without the consent of the Board), or (D) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company and its customers or clients, or otherwise encourage such customers or clients to cease to be a customer or client of the Company. For purposes of this Section 9(a)(i), solicitation of customers or clients of the Company or its affiliates on behalf of a business not in the Industry shay not be deemed interference.

          (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as art investment, securities of any person engaged in the Industry which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive
               (A) is not a controlling person of or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

          (iii) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage any person who has been employed in the Industry by the Company or its subsidiaries or affiliates at any time during the 12 months prior to the date of such solicitation (an "Industry Employee") to leave the Company or its subsidiaries or affiliates or otherwise offer employment to any person he knows, after reasonable inquiry, to be an Industry Employee.

     b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this
          Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent a such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     c. For purposes of this Agreement, "Industry" shall be defined as being in the business of manufacturing, or otherwise producing kitchen tools and gadgets and garden, bath and hand tools, and/or the selling of the same, and the "Restricted Period" shall mean, (i) in the event that Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, a period equal to three years following the date the Executive ceases to be employed with the Company, (ii) in the event that Executive's employment is terminated by Executive without Good Reason or by the Company for Cause, a period of two years following the date the Executive ceases to be employed with the Company and (iii) in the event that the Company determines not to extend the Employment Term pursuant to Section 1(a), a period (for so long as Company continues to promptly make the payments provided for in Section 8(d)) of one year following the date the Employment Term expires; provided, however, the Company shall
                                       --------  -------
          provide written notice to Executive specifying in reasonable detail the nature of any breach of the covenants set forth in this Section 9 and Section 10 and Executive shall have a period of 30 days in which to cure any such breach or threatened breach before the Company may cease making any payments or providing such benefits as provided for hereunder.

Notwithstanding the foregoing, in the event that the Executive terminates his employment for any reason upon the occurrence of a Change in Control, the Executive shall (i) not be bound by the restrictions of this Section 9 and (ii) not have any rights to any compensation or other benefits under this Agreement; other than the Accrued Rights provided for in Section 8(iii); provided, further,
                                                              --------  -------
that upon the occurrence of a Change in Control, in the event that the Company (or its successor) terminates the Executive's employment, the Executive shall be entitled to elect, in lieu of the obligations and compensation and benefits otherwise imposed or afforded by Section 9 and Section B, respectively, (i) not to be bound by the restrictions of this Section 9 and (ii) not to have any rights to any compensation or other benefits under this Agreement, other than the Accrued Rights provided for in Section 8(a)(iii).

11.               Confidentiality.  Executive will not at any time (whether
                  ---------------
     during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates (other than as required by the Company in the course of fulfilling his duties and responsibilities or as required by a court of competent jurisdiction in accordance with applicable law), any Confidential Information (as hereinafter defined), provided that
                                                                  --------
     the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant or which Executive is required to disclose under applicable law. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, books and diaries that do not contain Confidential Information; provided, however, that Executive may
                                       --------  -------
     retain (and divulge) Confidential Information for the limited purpose of using such Information in connection with Executive's prosecution or defense of any action arising under this Agreement. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. For purposes of this Agreement, "Confidential Information" shall mean all non-public, proprietary and confidential information of the Restricted Group, and "Restricted Group" shall mean the Company, its subsidiaries, Borden, Inc., Kohlberg

     Kravis Roberts & Co., L.P. and any of their respective affiliates, in existence on the date of termination of Executive's employment.

12.               Specific Performance.  Executive acknowledges and agrees that
                  --------------------
     the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if and only if
                                         --------  -------
     (a) Executive provides the Company with written notice of arty employment that he obtains at any time during the Restricted Period (which notice shall include Executive's new employer, position with the new employer, and a brief summary of the nature of the business of his new employer) in a timely fashion to the Company and (b) thereafter the Company determines that such new employment breaches the covenants se forth in Section 9 or
     Section 10, the Company may cease making such payments or providing such benefits or obtain such equitable relief as provided for hereunder. Notwithstanding the foregoing, the Company shall provide written notice to Executive specifying in reasonable detail the nature of any breach of the covenants set forth in Section 9 and Section 10 and Executive shall have a period of 30 days in which to cure any such breach or threatened breach before the Company may cease making such payments or providing such benefits as provided for hereunder.

13.               Miscellaneous.
                  -------------

     a.               Governing Law.  This Agreement shall be governed by and
                      -------------
          construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

     b.               Prior Agreements.  This Agreement supercedes all prior
                      ----------------
          agreements and understandings (including verbal agreements) between Executive and the Company and any predecessor employer regarding the terms and conditions of Executive's employment with such employer including, without limitation, the amended employment agreement between Executive and General Housewares Inc., dated as of September 23, 1998.

     c.               Entire Agreement/Amendments.  This Agreement contains the
                      ---------------------------
          entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     d.               No Waiver.  The failure of a party to timely insist upon
                      ---------
          strict adherence of any term in this Agreement or to take advantage of any remedy which such party may have hereunder on any occasion shall not operate as caches or estoppel or be considered a waiver of such party's rights, with respect to such breach or non-adherence or deprive such party of the right thereafter to insist upon the correction of such breach or strict adherence to that term or any other term of this Agreement, or to seek such remedy or any other remedy with respect to the original breach or non-adherence or any breach or non-adherence thereafter.

     e.               Severability.  In the event that any one or more of the
                      ------------
          provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     f.               Assignment.  This Agreement shall not be assignable by
                      ----------
          Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or OXO. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

     g.               No Mitigation by Executive; Company's Right to Offset.
                      -----------------------------------------------------
          Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment; provided, however, that Executive agrees that if Executive breaches,
          --------  -------
          or fails to comply with, any covenant or agreement herein that applies to the period following the termination of Executive's employment by or with the Company (including Sections 9 and 10), from any further obligations to pay to Executive any amounts that would otherwise be payable to Executive under this Agreement (including but not limited to amounts to be paid to Executive pursuant to Section 8(c)), and the Company may seek recovery of such amounts paid while any such breach occurs and continues concurrently with the Company making payment to Executive of any amounts pursuant to Section 8.

     h.               Successors; Binding Agreement.  This Agreement shall inure
                      -----------------------------
          to the benefit of and be binding upon Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     i.               Notice.  For the purpose of this Agreement, notices and
                      ------
          all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after it is mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          If to the Company:

          CCPC Holding Company, Inc.
          One Pyrex Place
          P.O. Box 1555
          Elmira, NY 14902-1555

          Attention: Peter F. Campanella, President

          If to Executive:

          To the most recent address of Executive set forth in the personnel records of the Company.

          With a copy to:

          Morrison Cohen Singer & Weinstein, LLP
          750 Lexington Avenue
          New York, NY 10022
          Attention: David A. Scherl, Esq.

     j.               Withholding.  The Company may withhold from any amounts
                      -----------
          payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     k.               Arbitration.  Any unresolved dispute or controversy
                      -----------
          arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single experienced employment arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The provisions of this paragraph 12(j) shall not limit the rights of the Company to enforce the restrictive covenants or agreements of Employee set forth in Sections 9, 10 and 11 herein by injunctions, restraining orders or other equitable actions in circumstances specifically provided for in this Agreement.

     l.               Cost of Enforcement.  In any action to enforce any of the
                      -------------------
          provisions of this Agreement, the prevailing party shall be paid its legal fees and expenses by the losing party (including legal fees and expenses incurred to enforce this provision).

     m.               Counterparts.  This Agreement may be signed in
                      ------------
          counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     n.               Shareholder Approval.  This Agreement shall not become
                      --------------------
          effective and no payments and benefits set forth in Section 8 shall be paid unless and until the Company obtains the affirmative vote of more than seventy-five percent of all shareholders, excluding Executive and excluding those shareholders who are lineally related to, or the spouse of Executive. Even though all shareholders of the Company may vote on the approval of this Agreement, only the votes of such qualifying shareholders as are described in this Section 12(n) will count for purposes of calculating whether the requisite shareholder approval of this Agreement is obtained. If the foregoing shareholder approval is obtained by the Company, the Company shall provide written notice to the Executive no later than five business days after the closing date of the Merger that such approval has been obtained.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      CCPC HOLDING COMPANY, INC.

                                      By:  /s/ Peter F. Campanella
                                      Title:  President

                                      EXECUTIVE:

                                      /s/ Alexander Lee
                                      Alexander Lee
                                      668 Greenwich Street, #533

                                      New York. NY 10014
                                      USA

                                      Address of Executive

                                   SCHEDULE A


                          FRINGE BENEFITS OF EXECUTIVE


LIFE INSURANCE
GHC's policy provides Life and Accidental Death & Dismemberment (AD&D) insurance through Sun Life of Canada. Maximum coverage for executives is $500,000. Employee pays a portion for the coverage.

TRAVEL ACCIDENT LIFE AND AD&D INSURANCE
Employees who are required to travel on behalf of GHC are covered by Travel Accident insurance through Continental Casualty Company (CNA), which is a $500,000 full-time travel and accident policy. There is no cost to the employee.

SHORT TERM DISABILITY
GHC offers short term disability pay to employees that have used all their sick paid days and are under a physician's care. Maximum benefit period is 26 weeks (l00% of weekly compensation for first 6 weeks and 60% of weekly compensation from the 7th until the 26th week). There is no cost to the employee.

LONG TERM DISABILITY (LTD)
GHC offers employees the option of a voluntary Long-Term Disability Income Insurance program through Reliance Standard Life Insurance Co. The benefit is 60% of base monthly income up to $5,000 per month until age 65 (whichever sum is less after a waiting period of 180 days). Premium is totally paid by the employee.

GROUP HEALTH AND DENTAL
GHC offers health and dental benefits through Employers Health (Humana). This is a PPO and the employee pays approximately 20% of the premium for the coverage. Deductions are pre-tax. Employee is automatically enrolled in the self-funded dental plan if they enroll in the group medical plan.

EXEC-U-CARE
GHC offers executives supplemental coverage through Exec-u-care if they are enrolled in the group health/dental plan. This coverage pays the employee what they pay "out-of-pocket" for healthcare (i.e., co-pays, deductibles, and items not covered by the plan such as eye glasses), so that company pays 100% of medical and dental expenses.

LONG TERM SAVINGS AND INVESTMENT PLAN (401(K))
Employee is eligible to participate the beginning of the quarter following their one year anniversary. Employee can contribute 1% to 16% in pre-tax deductions. GHC will match 50% of contribution to this plan up to a maximum of 6% of salary (maximum match is therefore 3%). Employee is vested 100% in their contributions. Employee is vested in employer match contributions as follows:

          1 yr service 25%
          2 yr service 50%

          3 yr service 75%
          4 yr or more 100%

PENSION PLAN
Employee is eligible after one year of employment and is fully vested after five years of employment (based on 1000 hours each year). Two percent of salary and incentive compensation for each year of service, with the average of five highest consecutive calendar years in the last ten years of employment, up to a maximum of 25 years or 50% of salary, subject to IRS requirements.